Exhibit 99.1

1111 South Arroyo Parkway 7084 P.O. Box 7084 Pasadena, California 91105-7084 U.S.A. 1.626.578.3500 Fax 1.626.578.6916	Press Release

FOR IMMEDIATE RELEASE	June 28, 2004

For additional information contact:

John W. Prosser, Jr.

Senior Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Revises Third Quarter and Full-Year 2004 Expectations

PASADENA, CALIF. - Jacobs Engineering Group Inc. (NYSE:JEC) announced today that earnings for the quarter ending June 30, 2004, would be below current expectations. The company provided revised guidance for third quarter earnings in the range of $0.50 to $0.54 per diluted share. In addition, the company said that earnings for the subsequent quarter would also be below expectations. Overall, the company indicated that full-year results for FY 2004 would be $2.20 to $2.30 per diluted share.

The company cited two major reasons for the shortfall in earnings. First, one of the company’s major customers reduced their capital expenditures for 2004. As a result, they cancelled one project and suspended work on several others this quarter. This created an immediate impact to earnings that is expected to continue for the next two quarters. Jacobs declined to name the company or business sector involved. Second, the company’s revised forecast reflects continuing delays in significant work for the government sector, particularly in the buildings and facilities business. However, the company’s clean fuels work, which started slowly this year, is proceeding well.

Jacobs indicated that, because of what is expected to be relatively good sales performance in the current quarter, backlog for the quarter ending June 30, 2004, would probably be flat from the March 31, 2004, reported backlog of $7.2 billion.

In discussing the situation, Jacobs Chief Executive Officer Noel G. Watson said, “We are disappointed to be making this announcement. The effect of the project cancellation and suspensions, and the general delay in the facilities business interrupts a ten-year period of consistent growth in which our EPS from operations for each quarter has equaled or exceeded the prior quarter and our overall EPS growth rate has averaged 15 percent. We have a healthy, vibrant company whose sales and operating performance remains strong. We expect to return to our long-term growth rate of 15 percent during 2005.

The company will host a conference call on June 29, 2004, at 11:00 AM Eastern Time. Interested parties can listen to the conference call on the Internet at www.jacobs.com.

Jacobs, with over 35,000 employees and revenues approaching $5.0 billion, provides technical, professional, and construction services globally.

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Jacobs’ actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Forward-Looking Statements” included in Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company’s 2003 Annual Report on Form 10-K.

Jacobs Engineering Group Inc.